Exhibit4.9A
AMENDMENT NO. 1 TO GOGORO INC.
2022 EQUITY INCENTIVE PLAN
This Amendment (“Amendment”), dated as of February 15, 2023, is made by Gogoro Inc. (the “Company”) to the Gogoro Inc. 2022 Equity Incentive Plan (the “Plan”).
WHEREAS, the Company maintains the Plan to (i) attract and retain the best available personnel for positions of substantial responsibility; (ii) provide additional incentive to Employees, Directors and Consultants, and (iii) promote the success of the Company’s business.
WHEREAS, pursuant to Section 20.1 of the Plan, the Board of Directors of the Company (the “Board”), as an Administrator of the Plan pursuant to Section 2.1 of the Plan, may amend any provision of the Plan at any time and for any reason (subject to requirements under applicable laws); and
WHEREAS, the Company desires to amend the Plan to allow the Administrator of the Plan to delegate its authority to a committee of one or more members of the Board or one or more officers of the Company.
NOW, THEREFORE, the Company hereby amends the Plan as follows:
1.Amendment to Section 4. Section 4 of the Plan shall, as of the date of this Amendment, be amended by adding the following Section 4.4 in the end of Section 4:
4.4 Delegation of Authority. To the extent permitted by Applicable Laws, the Administrator may from time to time delegate to a committee of one or more members of the Board or one or more officers of the Company the authority to grant or amend Awards or to take other administrative actions pursuant to this Section 4. Any delegation hereunder shall be subject to the restrictions and limits that the Administrator specifies at the time of such delegation, and the Administrator may at any time rescind the authority so delegated or appoint a new delegate.
1.Definition. Except as otherwise defined, capitalized terms used herein shall have the meaning ascribed to such terms in the Plan.
2.Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the Cayman Islands.
3.Incorporation. This Amendment shall be and is hereby incorporated in and forms a part of the Plan.
4.Ratification. All other provisions of the Plan remain unchanged and are hereby ratified by the Company.